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Rob Schatz
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NEW GENERATION BIOFUELS ANNOUNCES RELOCATED PILOT FACILITY AND ISSUES CORPORATE UPDATE

Lake Mary, FL - November 17, 2008 - New Generation Biofuels Holdings Inc. (NASDAQ: NGBF) announced today that it is moving its existing biofuel pilot facility from Cincinnati, Ohio to Baltimore, Maryland, the site of the Company’s recently announced lease for a commercial scale production facility. The Company also issued a business update.

Pilot Plant Relocation

The pilot facility, which can be scaled up at full capacity to produce up to 8 MM gallons annually of advanced, second generation biofuel is expected to be back in service by year end and will be used primarily to support the Company’s early sales commitments.

Company VP of Engineering and Operations, Phil Cherry said, “Moving the pilot plant to Baltimore allows us to consolidate our operations in one location, efficiently merging our R&D activities and our early commercial efforts. We are also taking the opportunity to implement some very inexpensive upgrades to improve both the quality and the capacity of the pilot plant.”

Commercial Scale Plant Update

The company is completing the preliminary design engineering phase for its 25 million gallon per year commercial scale plant, a necessary prerequisite to initiating the permitting process. The Company plans to file permit applications for the commercial scale facility in the upcoming weeks. The Company currently estimates that the facility would cost approximately $8.5 million to build and could be completed in mid 2009, assuming the timely issuance of permits and the availability of acceptable financing arrangements.

Sales Update

In October, the Company delivered its first revenue producing product when it shipped its first 15,000 gallons of fuel under its contract with Dynegy. Negotiations are underway with a number of other potential customers.

Clarification of Payment Terms under Exclusive License Agreement

Under our license agreement with the inventor of our proprietary technology, we are required to pay $6.0 million over the next six years, of which $1.0 million is due in February 2009. These terms are correctly disclosed in “Note 1—Organization and Going Concern” of the Notes to the Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. However, disclosure in the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A)” erroneously suggests that the Company is required to make license payments of $6 million per year. An amended filing is being made with the SEC to correct this inadvertent typographical error.

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we intend to market as a new class of biofuel for power generation, heavy equipment, marine use and as heating fuel. We believe our proprietary biofuel can provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels. Our business model calls for establishing direct sales from manufacturing plants that we may purchase or build and sublicensing our technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008.
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